Exhibit 99.1

STEALTH TECHNOLOGIES SUMMARY OF 2016 HIGHLIGHTS

Over 285,000 Units of Stealth Card and 911 Help Now Sold in 2016.
Tampa, Florida, January 25, 2017.   Stealth Technologies, Inc. (STTH), a technology company that develops products for personal and financial protection, provided today a summary of the Company's 2016 highlights.

2016 has been a year of significant growth and development for Stealth Technologies Inc., (formerly Excelsis Investments Inc.) with the completion of a name change, new symbol of STTH and realignment of its brand and corporate identity.  In addition, the Company expanded business operations and changed its strategy to a technology driven company focused on intellectual property, product development and sales within the personal, financial, and data security space.

Highlights include:

•	Unit sales in excess of 221,000 units of its flagship product, Stealth Card, which protects consumers against "electronic pickpocketing" of credit cards;
•	Unit sales in excess of 64,000 units of the 911 Help Now product, which allows consumers instant two-way communication with emergency operators with the push of a button;
•	The launch of a new identity theft protection website, StealthIdentityTheft.com, offering "Data Secure" a unique personal identity theft protection and recovery service;
•	The launch of the Generation II 911 Help Now which incorporates all the features of Generation I with enhanced capabilities, including GPS locator;
•	The introduction of Stealth Mobile, developed to protect the personal and financial information stored on a consumer's cell phone.

The Company can now better identify with its core intellectual property and its first to market flagship product, the Stealth Card, which was designed to protect the RFID chip in a consumer's credit card from "electronic pickpocketing", which employs a smartphone, credit card reader or RFID antenna to remotely access data stored on a consumer's "Smartchip."  Stealth Card renders the chipped information invisible or "Stealth" to intrusion.

Stealth Technologies entered the international marketplace with its 911 Help Now product after leveraging record single month US sales numbering 31,481 units for the closed month of October 2016.  911 Help Now is a comprehensive emergency alert system designed to accompany a consumer's lifestyle everywhere they go while providing 24/7 emergency response 2-way voice communication activated by a "one touch" emergency button, packaged in a splash resistant, durable and compact ergonomically designed encasement, and powered by the convenience of AAA batteries. The emergency alert system can be used while performing any range of indoor or outdoor activities and by capitalizing on proprietary technology is able to offer the 911 Help Now product for no recurring monthly charge.

The Company subsequently benchmarked it's formal entry into the identity theft protection space with the development and launch of its new identity theft protection website, StealthIdentityTheft.com, offering "Data Secure Plus" a unique personal identity theft protection and recovery service, designed and used by the law enforcement community, that utilizes the most effective methods of prevention involving a two-step process: The Redaction / Privacy process which removes personal information off the internet, and a fully managed Recovery Protection process which involves recovery specialists performing the necessary tasks to restore an identity to pre-theft status.

Stealth next announced its latest product offering and subsequent launch of Stealth Mobile, developed to protect the personal and financial information stored on the NFC (Near Field Communication) chip on a consumer's cell phone. This chip, which allows data to be transferred without the user's knowledge through the use of common remote access devices, can be protected by adhering a Stealth Mobile to the back of a cell phone, neutralizing data theft vulnerability and protecting a consumer's personal information, messages and financial data currently stored in, and accessible through, their cell phone.

Stealth Technologies announced the development of the 911 Help Now Generation II product in December 2016, following the reported record sales of the Gen I 911 Help Now for October. Feedback from Company distribution channels and market base has indicated interest in upgrades to the current product which have been incorporated in the Gen II offering. Both products will be offered concurrently with the introduction of Gen II to the market at multiple price points to capture broader market share.

In October of 2016, Stealth announced the approval and uplist of the Company's stock to the OTCQB trading platform. This event was characterized by the CEO as an "integral part of the year's growth story reflecting the Company's commitment to building a solid growth and profitable business".

Stealth Technologies continues to focus on increased growth and profitability with the development and introduction of new product lines and its expansion into the identity theft protection marketplace.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements." Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

CONTACT:
Stealth Technologies, Inc.
Brian McFadden
Brian@technologiesbystealth.com